File No. 333-33225
                                    333-33225-01, 333-33225-02, 333-33225-03,
                                    333-33225-04, 333-33225-05, 333-33225-06
                                    Filed pursuant to Rule 424(b)(3)


                              Prospectus Supplement
                    (to Prospectus dated December 11, 1997)



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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Date of report (Date of earliest event reported): December 28,
                                      1997

                       AMERISERVE FOOD DISTRIBUTION, INC.*
               (Exact Name of Registrant as Specified in Charter)

               Delaware          000-19367                75-2296149
          (State or Other     (Commission File          (IRS Employer
          Jurisdiction of          Number)            Identification No.)
           Incorporation)

                              14841 Dallas Parkway
                            Dallas, Texas 75240-2100
                    (Address of Principal Executive Offices)

                                 (972) 338-7000
              (Registrant's telephone number, including area code)


                        17975 West Sarah Lane, Suite 100
                           Brookfield, Wisconsin 53045
                 (Former Address of Principal Executive Offices)

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* This Current Report on Form 8-K is filed by AmeriServe Food Distribution,
Inc., a Delaware corporation, formerly named AmeriServ Food Company, and successor to AmeriServe Food Distribution, Inc., a Nebraska corporation, as a result of the merger of AmeriServe Food Distribution, Inc., a Nebraska corporation, with and into AmeriServ Food Company, all as more fully set forth herein. The Commission File Number shown above is that of AmeriServe
Food Distribution, Inc., a Nebraska corporation, before the merger; and the
IRS Employer Identification Number shown above is that of AmeriServ Food
Company before the merger, and now of AmeriServe Food Distribution, Inc., a Delaware corporation.
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          The date of this Prospectus Supplement is December 31, 1997.

Item 5. Other Events.

           Pursuant to an Agreement and Plan of Merger by and among AmeriServe Food Distribution, Inc., a Nebraska corporation, ("AmeriServe"), its wholly owned subsidiary AmeriServ Food Company, a Delaware corporation ("Food"), and Food's wholly owned subsidiary The Harry H. Post Company ("Post"), AmeriServe merged with and into Food, effective as of 12:01 AM, December 28, 1997 (the "AmeriServe Merger"); and Post merged with and into Food, effective as of 12:02 AM, December 28, 1997 (the "Post Merger" and, with the AmeriServe Merger, the "Mergers"), in each case with Food as the surviving corporation. In the Mergers, Food (together with AmeriServe before the AmeriServe Merger, to which Food is the successor, the "Company") changed its name to AmeriServe Food Distibution, Inc.

           In the Mergers, all of the outstanding equity securities of Food and Post were cancelled, and all of the outstanding equity securities of AmeriServe were converted into substantially identical securities of the Company. The Company remains a wholly owned subsidiary of Nebco Evans Holding Company. The directors and officers of the Company after the Mergers are the individuals who were directors and officers of AmeriServe before the Mergers. The Company effected the Mergers to rationalize its corporate organization and to reduce various compliance and regulatory costs arising from having subsidiaries incorporated in various jurisdictions and to move its jurisdiction of incorporation from Nebraska to Delaware.

           In connection with the Mergers, the Company adopted an amended and restated certificate of incorporation and amended and restated by-laws, copies of each of which are filed as exhibits hereto and incorporated by reference herein.

           Pursuant to the Mergers and in accordance with the terms of the Indenture with respect to the Company's 10 1/8% New Senior Subordinated Notes due 2007 (the "10 1/8% New Senior Subordinated Notes Indenture"), dated as July 11, 1997, by and among the Company, certain of its subsidiaries as guarantors (the "Subsidiary Guarantors"), and State Street Bank and Trust Company, as Trustee (the "Trustee"), the Company has executed a Supplemental Indenture (the "Supplemental 10 1/8% New Senior Subordinated Notes Indenture"), dated as of December 23, 1997, by and among AmeriServe, Food, and the Trustee. Also pursuant to the Merger and in accordance with the terms of the Indenture with respect to the Company's 8 7/8% New Senior Notes due 2006 (the "8 7/8% New Senior Notes Indenture"), dated as October 15, 1997, by and among the Company, the Subsidiary Guarantors, and the Trustee, the Company has executed a Supplemental Indenture (the "Supplemental 8 7/8% New Senior Notes Indenture" and, together with the Supplemental 10 1/8% New Senior Subordinated Notes Indenture, the "Supplemental Indentures"), dated as of December 23, 1997, by and among AmeriServe, Food, and the Trustee. Pursuant to the terms of the 10 1/8% New Senior Subordinated Notes Indenture, the 8 7/8% New Senior Notes Indenture, the Supplemental 10 1/8% New Senior Subordinated Notes Indenture and the Supplemental 8 7/8% New Senior Notes Indenture, the obligations of the Company in respect of the 10 1/8% New Senior Subordinated Notes and the 8 7/8% New Senior Notes will continue unaffected by the Mergers, save that those obligations will no longer be guaranteed by the subsidiaries of the Company which have been merged out of existence. Copies of each of the


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

Supplemental 10 1/8% New Senior Subordinated Notes Indenture and the Supplemental 8 7/8% New Senior Notes Indenture are filed as exhibits hereto and incorporated by reference herein.

           In addition to the Supplemental Indentures, the Company amended its Second Amended and Restated Credit Agreement, dated as of July 11, 1997 (as previously amended, the "Credit Agreement"), among the Company, Bank of America National Trust and Savings Association, as Administrative Agent, Donaldson, Lufkin & Jenrette Securities Corporation, as Documentation Agent, Bank of America National Trust and Savings Association, as Letter of Credit Issuing Lender, and certain financial institutions parties thereto (the "Lenders") pursuant to the Second Amendment to Second Amended and Restated Credit Agreement, dated as of December 22, 1997 (the "Credit Agreement Amendment"), among the Company and the Lenders. In the Credit Agreement Amendment, the Lenders consented to the merger of Food and AmeriServe and further agreed to certain other unrelated changes to the Credit Agreement. A copy of the Credit Agreement Amendment is filed as an exhibit hereto and is hereby incorporated herein by reference. Pursuant to the terms of the Credit Agreement and the Credit Agreement Amendment, the rights and obligations of the Company with respect to the Credit Agreement will continue unaffected by the Mergers, except as specifically provided in the Credit Agreement Amendment.

           In connection with the Mergers, the Company has also moved its principal executive office from 17975 West Sarah Lane, Suite 100, Brookfield, Wisconsin 53045 to 14841 Dallas Parkway, Dallas, Texas 75240-2100.

Item 7. Financial  Statements,  Pro Forma Financial  Statements and
Exhibits.

 (c)   Exhibits.

      3.1 Amended and Restated Certificate of Incorporation of AmeriServe Food Distribution, Inc. (formerly AmeriServ Food Company, successor to AmeriServe Food Distribution, Inc.).

      3.2  Amended  and   Restated   Bylaws  of   AmeriServe   Food
           Distribution, Inc. (formerly AmeriServ Food Company, successor to AmeriServe Food Distribution, Inc.).

      4.1 Supplemental 10 1/8% New Senior Subordinated Notes Indenture, dated as of December 23, 1997, by and among AmeriServe Food Distribution, Inc., AmeriServ Food Company, and State Street Bank and Trust Company, as
           Trustee.

      4.2 Supplemental 8 7/8% New Senior Notes Indenture, dated as of December 23, 1997, by and among AmeriServe Food Distribution, Inc., AmeriServ Food Company, and State Street Bank and Trust Company, as Trustee.

      10.1 Second Amendment to Second Amended and Restated Credit Agreement, dated as of December 22, 1997.


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


                            SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               AMERISERVE FOOD DISTRIBUTION, INC.



                               By:    /s/ Diana Moog
                                  Name:   Diana Moog
                                  Title:  Chief Financial Officer


























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


                         INDEX TO EXHIBITS

   Exhibit                         Description
   Number


      3.1 Amended and Restated Certificate of Incorporation of AmeriServe Food Distribution, Inc. (formerly AmeriServ Food Company, successor to AmeriServe Food Distribution, Inc.).

      3.2  Amended  and   Restated   Bylaws  of   AmeriServe   Food
           Distribution, Inc. (formerly AmeriServ Food Company, successor to AmeriServe Food Distribution, Inc.).

      4.1 Supplemental 10 1/8% New Senior Subordinated Notes Indenture, dated as of December 23, 1997, by and among AmeriServe Food Distribution, Inc., AmeriServ Food Company, and State Street Bank and Trust Company, as
           Trustee.

      4.2 Supplemental 8 7/8% New Senior Notes Indenture, dated as of December 23, 1997, by and among AmeriServe Food Distribution, Inc., AmeriServ Food Company, and State Street Bank and Trust Company, as Trustee.

      10.1 Second Amendment to Second Amended and Restated Credit Agreement, dated as of December 22, 1997.














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